Exhibit 99.2

SECOND AMENDMENT TO GUARANTEE AND COLLATERAL AGREEMENT
SECOND AMENDMENT TO GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”), dated as of June 2, 2017, to that certain Guarantee and Collateral Agreement, dated as of March 18, 2011 (as amended by the Amendment to Guarantee and Collateral Agreement, dated as of March 28, 2013, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Guarantee and Collateral Agreement”) made by GRIFFON CORPORATION, a Delaware corporation (the “Borrower”) and certain of its Subsidiaries (the “Subsidiary Guarantors”; and the Borrower and each Subsidiary Guarantor, individually a “Grantor” and collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent for each of the Secured Parties (together with its successor(s) thereto in such capacity, the “Administrative Agent”).
RECITALS:
WHEREAS, the Guarantee and Collateral Agreement is a Security Document as defined in that certain Third Amended and Restated Credit Agreement, dated as of March 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several lenders from time to time parties thereto (the “Lenders”) and the Administrative Agent;
WHEREAS, pursuant to Section 10.02 of the Credit Agreement, a Security Document may be amended by a written document entered into by the Administrative Agent, with the consent of the Required Lenders;
WHEREAS, pursuant to the First Amendment to Third Amended and Restated Credit Agreement, dated as of June 2, 2017, Lenders constituting the Required Lenders have authorized the Administrative Agent to enter into an amendment to the Guarantee and Collateral Agreement in the form of this Agreement; and
WHEREAS, the parties now wish to amend the Guarantee and Collateral Agreement in certain respects.
NOW, THEREFORE, the parties hereto agree as follows:
Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein (including in the recitals above) has the meaning assigned to such term in the Credit Agreement or the Guarantee and Collateral Agreement, as the context may require.
Section 2. Amendment to Guarantee and Collateral Agreement. Section 1.1(b) of the Guarantee and Collateral Agreement is hereby amended as follows:
(a) by inserting the following definition in proper alphabetical order:
“Second GCA Amendment Effective Date”: has the meaning assigned to such term in the Second Amendment to Guarantee and Collateral Agreement, dated as of June 2, 2017, among the Grantors party thereto and the Administrative Agent.

(b) by amending and restating the definition of “Specified Swap Agreement” set forth therein in its entirety as follows:
“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Loan Party and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (or, in respect of any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Loan Party prior to the Effective Date, any Person that is a Lender or an Affiliate of a Lender on the Effective Date), which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by such Loan Party of such Specified Swap Agreement (or (i) in the case of any such Swap Agreement entered into prior to the Effective Date, 90 days after the Effective Date, if later, (ii) in the case of any such Swap Agreement entered into prior to the Restatement Effective Date, 90 days after the Restatement Effective Date, if later, and (iii) in the case of any such Swap Agreement in respect of commodity prices entered into prior to the Second GCA Amendment Effective Date, 90 days after the Second GCA Amendment Effective Date, if later), as a “Specified Swap Agreement”.
Section 3. Conditions. This Agreement shall become effective on the date (such date, the “Second GCA Amendment Effective Date”) this Agreement shall have been duly executed and delivered by the Grantors and the Administrative Agent.
Section 4. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of New York.
Section 5. Effect of This Agreement. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
Section 6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
Section 7. Miscellaneous. This Agreement shall constitute a Security Document for all purposes of the Credit Agreement. The Borrower shall pay all reasonable fees, costs and expenses of the Agent incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRIFFON CORPORATION
By:	/s/ Thomas D. Gibbons
	Name:	Thomas D. Gibbons
	Title:	Treasurer

THE AMES COMPANIES, INC. (F/K/A AMES TRUE TEMPER, INC.)
By:	/s/ Thomas D. Gibbons
	Name:	Thomas D. Gibbons
	Title:	Treasurer

CLOPAY BUILDING PRODUCTS COMPANY, INC.
By:	/s/ Thomas D. Gibbons
	Name:	Thomas D. Gibbons
	Title:	Treasurer

CLOPAY PLASTIC PRODUCTS COMPANY, INC.
By:	/s/ Thomas D. Gibbons
	Name:	Thomas D. Gibbons
	Title:	Treasurer

TELEPHONICS CORPORATION
By:	/s/ Thomas D. Gibbons
	Name:	Thomas D. Gibbons
	Title:	Treasurer

[Second Amendment to Guarantee and Collateral Agreement]

ATT SOUTHERN, INC.
By:	/s/ Thomas D. Gibbons
	Name:	Thomas D. Gibbons
	Title:	Treasurer

CLOPAY AMES TRUE TEMPER HOLDING CORP.
By:	/s/ Thomas D. Gibbons
	Name:	Thomas D. Gibbons
	Title:	Treasurer

[Second Amendment to Guarantee and Collateral Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ Joon Hur
	Name:	Joon Hur
	Title:	Vice President

[Second Amendment to Guarantee and Collateral Agreement]